EXHIBIT 15
Allstate Life Insurance Company
3075 Sanders Road
Northbrook, IL 60062

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries for the periods ended June 30, 2018 and 2017, as indicated in our report dated August 6, 2018; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.	Form N-4 Registration Statement Nos.
333-220830	333-102934
333-220831	333-114560
333-220837	333-114561
333-220835	333-114562
333-220836	333-121687
333-220832	333-121691
333-220580	333-121692
333-220569	333-121693
333-220570	333-121695
333-220606
333-220605
333-220581

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
August 6, 2018